Exhibit 10.12 (g)
AMENDMENT NO. 6
TO THE
VWR INTERNATIONAL, LLC RETIREMENT PLAN
(As Amended and Restated Effective June 1, 2005)
WHEREAS, VWR International, LLC (“VWR”) maintains the VWR International, LLC Retirement Plan (the “Plan”) for the benefit of its selected employees; and
WHEREAS, the Plan was most recently amended and restated effective June 1, 2005, and was subsequently amended on five occasions; and
WHEREAS, Section 11.1 of the Plan provides that the Benefit and Retirement Plan Committee (the “Committee”) is authorized to adopt Plan amendments that have no substantial adverse impact on any “Employer” or the Plan; and
WHEREAS, the Committee desires to amend the Plan to reflect relevant provisions of the Pension Protection Act of 2006, the Worker, Retiree and Employer Recovery Act of 2008, and the Heroes Earning Assistance and Relief Act of 2008;
NOW, THEREFORE, effective as of the dates set forth below, the Plan is hereby amended as follows:
1.	Effective with respect to Plan Years beginning on or after January 1, 2008, Sections 1.4 and 1.5 of the Plan are hereby amended to read in their entirety as follows:
1.4 Applicable Interest Rate means, for Plan Years commencing on or after January 1, 2008, the interest rate or rates specified in section 417(e)(3) of the Code for the second calendar month preceding the beginning of the Plan Year which contains the Annuity Starting Date.
1.5 Applicable Mortality Table means, for Plan Years commencing on or after January 1, 2008, the mortality table specified in section 417(e)(3)(B) of the Code.
2.	Effective January 1, 2010, Section 1.6 of the Plan is amended by adding the following sentence to the end thereof to read in its entirety as follows:
Notwithstanding the foregoing, a Beneficiary who desires to renounce his or her right to all or a part of the amount the Beneficiary is otherwise entitled to under this Plan may make a “qualified disclaimer,” as defined in section 2518 of the Code, with respect to such amount or portion thereof.
3.	Effective January 1, 2009, the first sentence of Section 1.11 of the Plan is amended by adding the following clause to the end thereof to read in its entirety as follows:

and, effective January 1, 2009, differential wage payments (within the meaning of section 3401(h)(2) of the Code) to the extent otherwise described as included in “Earnings” under this Section 1.11.
4.	Effective with respect to notices issued in Plan Years beginning after December 31, 2006, the introductory paragraph of Section 5.4 is amended to read in its entirety as follows:
The Committee shall furnish each Participant with a written explanation of the terms and conditions of the forms of payment, and of his or her right to defer commencement of benefit payments until his Regular Retirement Date and, effective with respect to distributions with an Annuity Starting Date on or after January 1, 2007, the consequences of failure to defer, if applicable. Such explanation shall be provided not more than 180 days (effective with respect to distributions with an Annuity Starting Date on or after January 1, 2007) and not less than 30 days prior to the Annuity Starting Date; provided, however, that distributions of a Participant’s benefit may commence less than 30 days after such explanation is given to the Participant if:
5.	Effective with respect to distributions made after December 31, 2007, a new sentence is hereby added to the end of Section 5.7(b)(ii) of the Plan to read in its entirety as follows:
Effective with respect to distributions made after December 31, 2007, a “Roth IRA” described in section 408A of the Code shall be an eligible retirement plan, subject to the rules and provisions set forth in section 408A(e) of the Code and any related guidance issued by the Treasury Department thereunder.
6.	Effective with respect to distributions made after December 31, 2009, a new sentence is hereby added to the end of Section 5.7(b)(iii) of the Plan to read in its entirety as follows:
Effective with respect to distributions made after December 31, 2009, the Beneficiary of a deceased Participant who is not the Spouse of the Participant is a distributee with respect to (A) a direct rollover to an individual retirement account or individual retirement annuity under section 408(a) or 408(b) of the Code established for the purpose of receiving such distribution and which will be treated as an inherited IRA pursuant to section 402(c)(11) of the Code, and (B) a direct rollover to a “Roth IRA” described in section 408A of the Code, subject to the rules and provisions set forth in section 408A(e) of the Code and any related guidance issued by the Treasury Department thereunder, if such distribution otherwise meets the requirements set forth in paragraph (i), above.

7.	Effective with respect to Plan Years beginning on or after January 1, 2008, a new Section 5.8 is hereby added to the Plan to read in its entirety as follows:
5.8 Limitations Based on Funded Status.
Notwithstanding any other provision of the Plan to the contrary, the following limitations shall apply:
(a) Funding Percentage Less Than 60 Percent. In any case in which the Plan’s AFTAP for a Plan Year is less than 60%:
(i) The Plan shall not make any Prohibited Payment with an Annuity Starting Date on or after the Applicable Section 436 Measurement Date; and
(ii) Benefit accruals under the Plan shall cease as of the Applicable Section 436 Measurement Date, provided that this Section 5.8(a)(ii) shall cease to apply to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Employer of a contribution (in addition to the minimum required contribution under section 430 of the Code) equal to the amount sufficient to result in an AFTAP of 60%.
(b) Bankruptcy. The Plan shall not make any Prohibited Payment with an Annuity Starting Date during any period in which the plan sponsor is a debtor in a case under title 11 of the United States Code or any similar federal or state law, provided that this Section 5.8(b) shall not apply on or after the date on which the Actuary certifies that the Plan’s AFTAP is not less than 100%.
(c) Funding Percentage Between 60 and 80 Percent. In any case in which the Plan’s AFTAP for a Plan Year is at least 60% but less than 80%, the Plan shall not make any Prohibited Payment with an Annuity Starting Date after the Applicable Section 436 Measurement Date to the extent the amount of such payment exceeds the lesser of:
(i) 50% of the amount of the payment that could be made without regard to this Section 5.8; or
(ii) The present value of the maximum guarantee with respect to the Participant under section 4022 of ERISA (determined under guidance prescribed by the PBGC using the Applicable Interest Rate and Applicable Mortality Table);
provided that only one Prohibited Payment meeting the requirements of this Section 5.8(c) may be made with respect to any Participant during any period of consecutive Plan Years to which any limitation under Section 5.8(a) or Section 5.8(b) or this Section 5.8(c) applies. For purposes of this Section 5.8(c), a

Participant and his Beneficiary (or alternate payee under a Qualified Domestic Relations Order) shall be treated as one Participant in accordance with section 436(d)(3)(B)(ii) of the Code and regulations thereunder.
(d) Definitions. The following definitions shall apply for purposes of this Section 5.8:
(i) “Actuary” shall mean the enrolled actuary selected by the Committee to provide actuarial services to the Plan as provided in Section 10.3(a)(v).
(ii) “AFTAP” shall mean the Plan’s adjusted funding target attainment percentage determined under section 436(j)(2) of the Code.
(iii) “Prohibited Payment” shall mean:
(1) Any payment in excess of the monthly amount paid under a single life annuity to a Participant or Beneficiary whose Annuity Starting Date occurs during any period in which a limitation described in Section 5.8(a), (b), or (c) is in effect;
(2) Any payment for the purchase of an irrevocable commitment from an insurer to pay benefits; or
(3) Any other payment specified under applicable Treasury regulations issued under section 436 of the Code; provided that such term shall not include the payment of a benefit which under section 411(a)(11) of the Code may be immediately distributed without the consent of the Participant.
(iv) “Applicable Section 436 Measurement Date” shall mean the applicable section 436 measurement date within the meaning of regulations under section 436 of the Code.
(e) Applicable Rules. This Section 5.8 shall be applied in accordance with section 436 of the Code and regulations promulgated thereunder.
8.	Effective with respect to notices issued in Plan Years beginning after December 31, 2006, the phrase “90-day period” occurring in the first sentence of Section 5.1, and in Sections 6.1(a), (b) and (c) is hereby replaced with the phrase, “180-day period.”

9.	Effective January 1, 2007, Section 10.8(j) of the Plan is amended by adding the following sentence to the end thereof to read in their entirety as follows:

Notwithstanding any provisions herein to the contrary, effective with respect to deaths occurring on or after January 1, 2007 and in accordance with section

401(a)(37) of the Code, in the case of a Participant who dies while performing qualified military service (as defined in section 414(u) of the Code) the Participant’s survivors shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided hereunder had the Participant resumed and then terminated employment on account of death.
10.	Effective with respect to Plan Years beginning on or after January 1, 2008, a new Section 11.5 is hereby added to the Plan to read in its entirety as follows:
11.5 AFTAP Limitations. No amendment which has the effect of increasing Plan liabilities by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accrual, or changing the rate at which benefits become nonforfeitable may take effect during any Plan Year if the Plan’s AFTAP (as defined in Section 5.8 hereof) for such Plan Year is less than 80% (or would be less than 80% taking into account such amendment); provided that this Section 11.5 shall cease to apply to any Plan Year, effective as of the first day of such Plan Year, upon payment by the Employer of a contribution (in addition to any minimum required contribution under section 430 of the Code) equal to the amount of the increase in the Plan’s funding target under section 430 of the Code for the Plan Year attributable to the amendment (or sufficient to result in an AFTAP of 80%). This Section 11.5 shall not apply to any amendment which provides for an increase in benefits under a formula which is not based on a Participant’s compensation, but only if the rate of such increase is not in excess of the contemporaneous rate of increase in average wages of Participants covered by the amendment.
IN WITNESS WHEREOF, the Benefit and Retirement Plan Committee has caused this Amendment No. 6 to be adopted on behalf of VWR International, LLC this 30th day of December, 2009.

Attest:	VWR INTERNATIONAL, LLC

/s/ Laureen Quinter	By:	/s/ Scott G. Smith